[***] CERTAIN INFORMATION IN THIS DOCUMENT HAS BEEN EXCLUDED PURSUANT TO REGULATION S-K, ITEM 601(B) (10). SUCH EXCLUDED INFORMATION IS BOTH NOT MATERIAL AND IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

Exhibit 10.46

EXECUTION VERSION

LOAN PROGRAM AGREEMENT

THIS LOAN PROGRAM AGREEMENT (the “Program Agreement”) is made and entered into as of this 31st day of October, 2017 (“Effective Date”), by and between FinWise Bank, an FDIC insured Utah state-chartered bank with its principal office at 820 East 9400 South, Sandy, Utah 84094 (hereinafter referred to as “Bank”) and OPPORTUNITY FINANCIAL, LLC, a Delaware limited liability company, with its principal office at 130 East Randolph Street, Suite 3400, Chicago, Illinois, 60601 (hereinafter referred to as “Service Agent”).

RECITALS

WHEREAS, Bank is a Utah state-chartered bank authorized to engage in the business of making loans throughout the United States; and

WHEREAS, Bank desires to have Service Agent or its Affiliates perform, on Bank’s behalf: (i) certain marketing and administrative services in connection with Bank’s origination of certain loans through an online lending program; and (ii) loan subservicing in connection with the loans originated through such program; and

WHEREAS, the Parties desire to enter into this Program Agreement for the purpose of setting forth the terms and conditions that will govern Bank’s engagement of Service Agent or its Affiliates to provide, on Bank’s behalf, the marketing, administration and loan subservicing services, and the compensation Bank will pay Service Agent or its Affiliates in exchange for such services.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing Recitals and the terms, conditions, representations and warranties and mutual covenants and agreements herein contained, and for good and valuable consideration, the receipt and sufficiency of which Bank and Service Agent conclusively acknowledge, the Parties agree as follows:

ARTICLE I. DEFINITIONS AND CONSTRUCTION

Section 1.1    Definitions and Applicable Laws of Construction. In addition to definitions provided for other terms elsewhere in this Program Agreement and except as otherwise specifically indicated, the capitalized terms used in this Program Agreement shall have the meaning set forth in Schedule 1 and this Program Agreement shall be construed in accordance with the rules of construction set forth in Schedule 1. Capitalized terms used but not defined herein shall have the same meanings ascribed to them in the Sale Agreement.

ARTICLE II. GENERAL PROGRAM DESCRIPTION

Section 2.1    General Description; Appointment of Service Agent. The Parties agree that, in accordance with the Program Guidelines, the Program shall consist of the making of Loans by Bank in the Approved States and the marketing, administration, and subservicing services with respect to such Loans performed by Service Agent or its Affiliates, on behalf of

Bank, in the Approved States. The duties of the Parties in connection with the Program shall be as set forth in the terms of this Program Agreement. Bank hereby appoints Service Agent and its permitted assigns as its agent, and Service Agent accepts such appointment, to discharge Bank’s duties and obligations with respect to each Application and Loan concerning applicable consumer, credit reporting, anti-money laundering and terrorist financing laws, and loan servicing with full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection with such appointment, including the power and authority to do or cause to be done any and all things that Service Agent may reasonably deem necessary or desirable in connection with the rendering of such duties and obligations hereunder. This appointment as agent will expire automatically upon the termination of this Program Agreement, except as may be reasonably necessary or desirable with respect to any post-termination obligations of Service Agent or its permitted assigns.

Section 2.2    Program Terms. Bank’s pricing schedule and certain other loan terms and conditions (collectively, “Program Terms”) are set forth on Exhibit A and shall apply to all Loans.

Section 2.3    Program Modifications.

(a)    Bank and Service Agent may from time to time agree to modify the Program Guidelines.

(b)    Bank may modify the Program Guidelines without the prior consent of Service Agent as follows:

(i)    if the Bank, in good faith, determines that (A) such modification to the Program Guidelines is reasonably necessary as result of a change in, or otherwise to comply with, Applicable Laws or to comply with a request by a Regulatory Authority, or (B) the continuing operation of the Program without such modification to the Program Guidelines will materially adversely affect the safety and soundness of Bank; and

(ii)    the Bank, in good faith, determines that the Parties have negotiated in good faith to modify the Program Guidelines to address the determination set forth in the preceding clause (i) and have not been able to agree to such modification; and

(iii)    such modification to the Program Guidelines is limited to the extent necessary to address the determination set forth in the preceding clause (i);

(iv)    such modification to the Program Guidelines could not reasonably be expected to (A) adversely change the economic characteristics of the Program for Service Agent or its Affiliates, or (B) adversely affect any financing arrangements of Service Agent or its Affiliates; and

(v)    such modification to the Program Guidelines will not be effective for at least thirty (30) days, unless the Bank, in good faith, determines that Applicable Laws or a Regulatory Authority requires or otherwise requests the modification to be effective prior to the expiration of the thirty (30) day period; and

(vi)    if such modification to the Program Guidelines requires modifications to Service Agent’s Platform, Bank has used reasonable efforts to provide Service Agent with adequate time as may be necessary for Service Agent to implement such modification.

(c)    Bank shall modify the Program Guidelines upon the reasonable request of Service Agent in the event Service Agent determines, in good faith upon the advice of counsel, that such modification is reasonably necessary as a result of a change in, or otherwise to comply with, Applicable Laws or to comply with a request by a Regulatory Authority. In addition, Service Agent may recommend modifications to the Program Guidelines for the improvement of the Program for Bank’s approval, such approval not to be unreasonably withheld, delayed, or conditioned.

Section 2.4    Non-exclusivity. This Program Agreement is non-exclusive and does not prohibit Service Agent or an Affiliate thereof from entering into any other contract or agreement, including, but not limited to, a contract or agreement with a bank substantially similar to and/or competing with the Program, whereby Service Agent will provide substantially similar services to the services provided to Bank under the Program to another bank that will originate loans that satisfy the Program Terms in the Approved States (a “Competing Program”). To the extent applicable, Service Agent will pay Bank the Competing Program Fee as set forth in the Financial Terms Letter Agreement.

ARTICLE III. DUTIES OF SERVICE AGENT AND BANK

Section 3.1    Duties and Responsibilities of Service Agent. Service Agent shall perform and discharge the following duties and responsibilities in connection with the Program:

(a)    Service Agent shall market Loan Products on behalf of Bank to persons through use of the approved Advertising Materials and Program Materials. Bank agrees that Service Agent’s marketing efforts may include, but are not limited to, the use of radio, television, Internet, text messages (including short message service messages and multi-media message service messages), e-mail messages, social media advertising and print advertising. In marketing Loan Products, Service Agent shall at all times and in all material respects comply with Applicable Laws, which shall include, without limitation, the regular monitoring of its website and other Advertising Materials.

(b)    Service Agent shall comply in all material respects with the Program Guidelines and administer such Program Guidelines in connection with the performance of its duties hereunder.

(c)    Service Agent shall process Applications on Bank’s behalf from Applicants submitted to Bank on an Application form that is provided by or otherwise reasonably approved by Bank. Service Agent shall provide reasonable assistance to each prospective Applicant in completing an Application. Service Agent shall forward all completed Applications to Bank (or its designated loan processing agent) electronically, by telephone, or by other appropriate means agreeable to both Parties. Bank shall accept or reject Applications in accordance with the Program Guidelines and, if an Application is accepted, originate and fund the corresponding Loan. Bank shall specify in the Program Guidelines the conditions under which and the extent to which any underwriting decision resulting in an acceptance or rejection of any Application will be automated, and under which any such underwriting decision will require manual approval or additional oversight by Bank or its agents (including Service Agent). All underwriting determinations shall be based upon the information provided by Applicants to Bank through Service Agent and such other information as obtained by Service Agent at the direction of Bank, and pursuant to the criteria, including the Underwriting Requirements, set forth in the Program Guidelines. No Application shall be approved by Bank unless it complies with the Program Guidelines and all Applications shall be deemed not approved to the extent that they do not comply with the Program Guidelines; it being understood that the determination by Bank regarding whether to approve an Application shall be based solely on whether such Application complies with the Program Guidelines and whether Service Agent has complied with its obligation hereunder (including as set forth in Section 3.1(d) herein). All Application processing functions performed by Service Agent under this Program Agreement shall be supervised by Bank and Bank shall have the right to review and audit Applications subject to the terms of the Program Guidelines, to ensure compliance with the Program Guidelines.

(d)    Service Agent shall take, on Bank’s behalf and at the express direction of Bank, measures to verify the identity of all Applicants consistent with the Program Guidelines, including such elements thereof as are designed by Bank to ensure compliance with Applicable Laws and any internal policies or procedures of Bank set forth in the Program Guidelines as they may be modified from time to time in accordance with this Program Agreement. Service Agent shall take such further steps as may be deemed reasonably necessary by it to prevent fraud in connection with the Program. Service Agent will (i) refer only Applications to Bank for Applicants that (A) are not, as of the time of submission of the Application, named on the List of Specially Designated Nationals and Blocked Persons maintained by the U.S. Department of the Treasury’s Office of Foreign Assets Control of the United States Department of the Treasury and (B) have had their identities verified in accordance with the Bank’s “Know Your Customer” and anti-money laundering criteria (collectively, the “Bank Secrecy Act Policy”), and (ii) respond to all inquiries from Applicants regarding the Application process. Without limiting the foregoing, Service Agent shall relay, or cause its authorized vendor to relay, all “Know Your Customer” and anti-money laundering screening information obtained regarding Applicants to Bank for final compliance determinations, including all information related to Know Your Customer, Customer Due Diligence, Enhanced Due Diligence, Politically Exposed Persons, and beneficial ownership, as well as information necessary for Bank to comply with recordkeeping and reporting requirements. Service Agent will use screening lists and other resources designated by Bank, which lists and resources will be updated in accordance with Bank’s policies and procedures, to reject applications where applicant identities cannot be adequately validated or from applicants that appear to present compliance risks such policies are designed to eliminate.

(e)    Service Agent shall provide, on Bank’s behalf, to any Applicant whose Application for a Loan is rejected by Bank, an appropriate completed adverse action notice as required under Applicable Laws and using forms that satisfy or are included in the Program Guidelines.

(f)    Upon approval of an Application, Service Agent shall, on Bank’s behalf, electronically or otherwise (i) deliver a copy of the Loan Agreement to the Applicant; (ii) obtain from the Applicant the executed Loan Agreement; and (iii) deliver a copy of Bank’s privacy policy to the Applicant (to the extent provided by Bank to Service Agent).

(g)    Service Agent shall maintain and retain on behalf of Bank all original Applications and copies of all adverse action notices and other documents relating to rejected Applications for the period specified by Bank in the Program Guidelines. Service Agent shall further maintain originals or copies, as applicable, of all Loan Documents and any other documents provided to or received from Borrowers for the period specified by Bank in the Program Guidelines. All materials referred to in this subparagraph (g), including the Loan Documents, shall be the sole property of Bank, and Service Agent shall have access to the materials for purposes of performing its duties under this Program Agreement or any other agreement between Bank and Service Agent or its Affiliates.

(h)    Pursuant to the terms of the Servicing Agreement, Service Agent, or a Third Party Service Provider retained by Service Agent and reasonably acceptable to Bank, shall perform for Bank all post-funding subservicing of the Loans held (in whole or in part) by Bank, including customer service and collection functions in accordance with Service Agent’s or Third Party Service Provider’s ordinary and customary practices and Applicable Laws, including, as applicable, but not limited to, the standards established by the federal Fair Debt Collections Practices Act and any similar applicable state statutes.

(i)    Service Agent shall provide to Bank data submissions and reports reasonably required by Bank to maintain effective internal controls and monitor results under this Program Agreement or to comply with any Applicable Laws. As of the Effective Date, the data submissions and reporting required by this Subsection 3.1(i) shall consist of those set forth in Schedule 3.1(m).

(j)    Service Agent will provide Funding Statements to Bank by e-mail or as otherwise mutually agreed by the Parties. Each Funding Statement shall (i) identify those Applicants whose Applications Service Agent has preliminarily determined satisfy the requirements of the Program Guidelines for Bank’s determination prior to Bank establishing Borrower Accounts or funding Loan Advances, (ii) provide the amount of Loan Advances to be disbursed by Bank on such Funding Date and (iii) be complete, true and correct in all material respects based on the information provided to Service Agent the respective Borrower.

(k)    Service Agent shall provide Bank and Regulatory Authorities with reasonable on-site access to Service Agent’s: (i) books and records with respect to the Program (to the extent such books and records pertain to the Loans); (ii) officers, employees and accountants; and (iii) to all computer files containing the Loan Documents, all for the purposes of ensuring that Service Agent is following all Program Guidelines and is adhering to all Applicable Laws. If reasonably necessary and agreed to by Service Agent, such access shall include permission to maintain employees or agents of Bank, at Bank’s expense, on the premises of Service Agent during regular business hours to audit Service Agent’s books and records pertaining to the Program.

(l)    Service Agent shall deliver to Bank annual financial statements (which financial statements may be financial statements of a Person into which Service Agent is consolidated) audited by an independent accounting firm, which shall be at Service Agent’s sole cost and expense, within one hundred twenty (120) days after the end of each calendar year.

(m)    Within forty-five (45) days after the end of each quarter, or otherwise, within forty-five (45) days after Bank’s request thereof, Service Agent shall deliver to Bank quarterly unaudited financial statements (which financial statements may be financial statements of a Person into which Service Agent is consolidated) compiled by Service Agent and certified by the Chief Financial Officer or Chief Accounting Officer of Service Agent as presenting fairly in all material respects the financial position and results of operations of Service Agent and as having been prepared in accordance with GAAP consistently applied, subject to the absence of footnotes and year-end adjustments.

(n)    Within the first seventy five (75) days after the Commencement Date, and, thereafter, in the intervals set forth on Schedule 3.1(m) thereafter, Bank may perform or cause to be performed such reviews and audits as are set forth in Schedule 3.1(m). Such reviews and audits shall be performed by Bank or its designee and shall be at Service Agent’s sole cost and expense. The cost and expense for the Compliance Review, Credit Validation, the AML/BSA audit and Fair Lending Audit shall not exceed $[***] per audit.

(o)    Service Agent shall maintain policies and procedures pursuant to the Program Guidelines and all Applicable Laws that shall be approved by Bank in its reasonable discretion prior to the Commencement Date, including procedures relating to periodic training and on-going monitoring and auditing of Service Agent and Third Party Service Providers for compliance with this Program Agreement, the Program Guidelines and all Applicable Laws.

(p)    Prior to the Commencement Date, Service Agent shall dedicate the equivalent of one full time employee that will manage Service Agent’s compliance with the Program Guidelines and Applicable Laws. Such employees shall have professional experience commensurate with his/her duties.

(q)    To the extent an executive officer of Service Agent becomes aware of material negative publicity concerning the Program, Service Agent shall use commercially reasonable efforts to promptly notify Bank of the same.

Section 3.2    Duties and Responsibilities of Bank. Bank shall perform and discharge the following duties and responsibilities in connection with the Program:

(a)    Bank shall establish and deliver to Service Agent the Program Guidelines in consultation with Service Agent, subject to Bank’s final approval. Bank and Service Agent may modify the Program Guidelines from time to time in accordance with Section 2.3 and the terms and conditions in this Program Agreement.

(b)    Bank shall: (i) establish such controls as may be reasonably necessary, but not less than those controls required by any Regulatory Authorities and Applicable Laws, to adequately control, monitor and supervise the operation of the Program and those duties performed by Service Agent or its Affiliates on Bank’s behalf, including without limitation, the approval of each Application; and (ii) not become subject to any other agreement(s) that limit Bank’s ability to perform its duties and obligations as set forth in this Program Agreement, the Sale Agreement and the Servicing Agreement.

(c)    Bank shall, from its offices in Utah (i) perform the final underwriting on each Application; (ii) accept or reject Applications in accordance with the Program Guidelines; and (ii) if an Application is accepted, originate and fund the corresponding Loan in accordance with this Agreement.

(d)    Bank shall timely fund all Loans in the manner set out in the Program Guidelines.

(e)    Bank shall maintain and retain all material documents and other records related to its duties under this Program Agreement.

(f)    To the extent an executive officer of Bank becomes aware of material negative publicity concerning the Program, Bank shall use commercially reasonable efforts to promptly notify Service Agent of the same.

Section 3.3    Conditions Precedent.

(i)    Conditions Precedent to the Obligations of Bank. The obligations of Bank in this Program Agreement to extend credit to Applicants are subject to the satisfaction of the following conditions precedent on or prior to Bank’s funding of a Loan:

(a)    Each related Application shall meet the standards set forth in the approved Program Guidelines then in effect;

(b)    No action or proceeding shall have been instituted or threatened against Service Agent or Bank to prevent or restrain the consummation of the transactions contemplated hereby and there shall be no injunction, decree, or similar restraint preventing or restraining such consummation;

(c)    The representations and warranties of Service Agent set forth in this Program Agreement shall be true and correct in all material respects as though made on and as of such date;

(d)    The Security shall be in an amount equal to at least the Required Balance (as defined in the Sale Agreement);

(e)    The obligations of Service Agent set forth in this Program Agreement to be performed on or before each date that a Loan is funded shall have been performed in all material respects as of such date by Service Agent; and

(f)    There is no continuing Event of Default under this Program Agreement beyond any applicable notice and cure period.

(ii)    Conditions Precedent to the Obligations of Service Agent. The obligations of Service Agent in this Program Agreement are subject to the satisfaction of the following conditions precedent, which conditions shall be applicable so long as this Program Agreement is effective:

(a)    No action or proceeding shall have been instituted or threatened against Service Agent or Bank to prevent or restrain the consummation of the transactions contemplated in this Program Agreement, and there shall be no injunction, decree, or similar restraint preventing or restraining such consummation;

(b)    The representation and warranties of Bank set forth in this Program Agreement shall be true and correct in all material respects as made through and on and as of such date; and

(c)    The obligations of Bank set forth in this Program Agreement to be performed on or before each date that a Loan is funded shall have been performed in all material respects as of such date by Bank.

Section 3.4    Joint Duties of Service Agent and Bank. To the extent permitted by Applicable Law, each Party shall notify the other Party if it becomes aware of any inquiry, investigations or proceedings (whether verbal or written, formal or informal) initiated by any state attorney general, Regulatory Authority, or governmental figure (including a state or federal legislator) related to one or more Borrower Accounts, or of any customer inquiry or complaint related to one or more Borrower Accounts that is directed or referred to that Party by any state attorney general, Regulatory Authority, or governmental figure (including a state or federal legislator), relating to any aspect of the Program within five (5) days of an executive officer of such Party becoming aware of such investigation or proceeding, and each Party shall provide the other Party with all documentation relating thereto, subject to any legal prohibitions on disclosure of such investigation or proceeding. Each Party shall maintain a log of any Borrower complaints concerning the Program and on a monthly basis, Service Agent agrees to provide to Bank a complaint log or other records process approved by the Bank that lists among other things, customer complaints, resolution and root cause using categories consistent with those used by the Bank. The Parties shall cooperate in good faith and provide such assistance, at the other Party’s request, to permit a Party to promptly resolve or address any investigation, proceeding, or complaint. The terms of this Section 3.4 shall survive the expiration or earlier termination of this Agreement for so long as any Loan Account originated pursuant to this Agreement remains outstanding.

ARTICLE IV. TRADE NAMES, ACCOUNTING SYSTEM; ADVERTISING AND PROGRAM MATERIALS; PLATFORM

Section 4.1    Trade Names and Trademarks. Service Agent shall have no authority to use any of Bank’s Marks, including trade names, trademarks or service marks of Bank, except by means of approved Program Materials or Advertising Materials or as otherwise approved hereunder or in writing by Bank. Bank acknowledges that approved Program Materials or Advertising Materials may contain Service Agent’s Marks, including trade names, trademarks or service marks of Service Agent, and Bank shall have no authority to use any such Marks, including trade names or marks separate and apart from their use in connection with the Program, including the Program Materials or Advertising Materials, except as approved hereunder or in writing by Service Agent. Each Party shall use the other Party’s Marks in association with the Program Materials and Advertising Materials only for the purpose of performing their duties under the Program and shall not use such Marks in association with the Program Materials or Advertising Materials in any manner contrary to Applicable Laws or any provision of the Program Guidelines. Each Party’s right to use the Marks of the other Party shall immediately and automatically terminate upon termination of this Program Agreement, except as reasonably necessary to comply with any post-termination obligations of such Party.

Section 4.2    Accounting System. Service Agent shall establish and maintain, at its sole cost and expense, a comprehensive accounting and tracking system (or systems) to accurately and immediately reflect all Applications, Loans and related information regarding the Program to satisfy the information requirements of Bank, Regulatory Authorities and Bank’s internal and external auditors, each as specified in the Program Guidelines. The system (or systems) shall provide Bank with access to copies of all documentation received by Applicants and Borrowers, including the information received by Service Agent for Bank to underwrite and approve Applications as specified in the Program Guidelines. Service Agent further agrees that it will make reasonable efforts to ensure that the information reporting features, integrity and security of the system shall operate to the reasonable satisfaction of Bank, Regulatory Authorities and Bank’s internal and external auditors, each as specified in the Program Guidelines. Service Agent shall cause the system to have functionality accessible to Bank to enable Bank to create or automatically receive daily settlement reports, including reports noting the Applications ready for underwriting and a summary report of Applications to be funded, in form and scope specified in the Program Guidelines.

Section 4.3    Advertising and Program Materials.

(a)    Service Agent’s duties shall include the preparation of the Advertising Materials and the Program Materials to be used in connection with the Program for Bank’s review and approval in accordance with Section 4.3(b). Service Agent shall ensure that these materials comply in all material respects with Applicable Laws and the Program Guidelines. Bank shall notify Service Agent promptly of any known non-compliance of the Advertising Materials or the Program Materials with Applicable Laws or the Program Guidelines.

(b)    Service Agent shall submit all Advertising Materials and Program Materials to Bank for its approval prior to Service Agent’s use thereof. Bank shall complete a review of all Advertising Materials and all Program Materials proposed by Service Agent and approve or reject any such materials in its reasonable discretion within ten (10) Business Days of its receipt thereof, unless the proposed Advertising Materials or Program Materials present novel or complex issues and, in such event, Bank shall communicate with Service Agent and establish an anticipated reasonable time for the completion of Bank’s review. Advertising Materials and Program Materials will be considered approved and authorized by Bank only once such approval and authorization is clearly communicated by Bank in writing, including via email. All Advertising Material delivered to Bank shall contain a statement that it has been received and approved by Service Agent’s compliance department. Bank shall have the right to reject in its reasonable discretion all proposed changes by Service Agent to the Advertising Materials and Program Materials, or further modifications thereof.

(c)    Bank may at any time with written prior notice to Service Agent retract or modify any approval previously given by it with respect to any Advertising Materials and Program Materials if Bank reasonably determines that such action is required to remain in compliance with Applicable Laws or, upon request of a Regulatory Authority, for the safe and sound operation of the Program or will otherwise negatively impact Bank. Upon receipt by Service Agent of written notice of Bank’s retraction or modification of any such previous approval, such materials shall thereupon be removed from the Program Guidelines; provided, however, that Service Agent shall not have any liability in relation to Advertising Materials that have been distributed to Applicants as of the date of such notice.

(d)    After approval and subject to Bank’s right to retract or modify any approval previously given as described in Section 4.3(c), Service Agent may use any Advertising Materials and Program Materials. In the event of any change to any Advertising Materials and Program Materials, Service Agent shall submit such materials to Bank for review and approval in accordance with Section 4.3(b).

(e)    Bank hereby provides Service Agent with a non-exclusive right and non-assignable license to use and reproduce Bank’s Marks as necessary to perform its duties under this Program Agreement and as may be incidental to the Program, including as used in approved Program Materials or Advertising Materials; provided, however, that (i) Service Agent’s use shall at all times comply with written instructions provided by Bank (contained in the Program Guidelines or otherwise delivered to Service Agent) regarding the use of Bank’s Marks; and (ii) Service Agent acknowledges that it shall acquire no interest in Bank’s Marks. Upon termination of this Program Agreement, Service Agent shall cease using Bank’s Marks. Neither Party may use the other Party’s Marks in any press release without the prior written consent of the other Party, which may be withheld or conditioned in such Party’s sole, but reasonable, discretion.

(f)    All Advertising Materials shall clearly state the Loans are made by Bank.

Section 4.4    Service Agent Intellectual Property; License.

(a)    Service Agent shall retain sole and exclusive right, title, and interest to all its Intellectual Property Rights, Service Agent’s Marks, its website(s), Service Agent’s Platform, the technology related thereto, including all aspects of the website(s)’ content, the Program Guidelines (except for Bank’s Marks contained therein), the Program Materials (except for Bank’s Marks contained therein), and the Advertising Materials (except for Bank’s Marks contained therein), and the services and processes performed by Service Agent on Bank’s behalf under the Program. This Program Agreement does not transfer any Intellectual Property Rights from Service Agent to Bank. Bank grants Service Agent a non-revocable, royalty free, exclusive license to use Customer Information in any manner that will not violate Applicable Laws. The grant of the foregoing license shall survive the termination of this Program Agreement.

(b)    Bank shall retain sole and exclusive right, title, and interest to all of its Intellectual Property Rights, the Bank’s Marks, its website(s), including all aspects of the website(s)’ content and the services and processes performed by Bank under the Program. This Agreement does not transfer any Intellectual Property Rights from Bank to Service Agent.

Section 4.5    Program Managers. Service Agent and Bank shall each designate a respective principal contact (“Program Manager”) to facilitate day-to-day operations of the Program and resolve issues that may arise. If the Program Managers are unable to reach agreement within a reasonable amount of time, then the dispute will be referred to the President of Bank and CEO of Service Agent who will work together in good faith to resolution.

ARTICLE V. COMPENSATION

Section 5.1    Service Agent Compensation. Bank shall remit to Service Agent a Servicing Fee payable with respect to each Loan originated by Bank as compensation for the fulfillment of Service Agent’s duties to Bank under this Program Agreement, as further described in the Servicing Agreement.

Section 5.2    Reports. Following the Commencement Date, on the sixth (6th) day of each month, or if such day is not a Business Day, the next Business Day, Service Agent shall deliver to Bank a monthly report setting forth the calculation of the compensation due to Service Agent from Bank for the prior calendar month in accordance with Section 5.1. Bank agrees to deliver to Service Agent on or before the second Business Day of a calendar month a report of Bank Program Expenses.

ARTICLE VI. EXPENSES

Section 6.1    Expenses. Service Agent shall pay: (i) all reasonable costs and expenses it incurs in connection with its provision of the services under this Program Agreement, including the costs of obtaining credit reports and delivering adverse action notices on behalf of Bank under this Program Agreement; and (ii) Bank Program Expenses. Bank acknowledges that Service Agent previously delivered to Bank a non-refundable deposit of $[***], which Bank shall apply to Bank Program Expenses incurred by Bank in connection with the set-up and implementation of the Program. In addition, simultaneous with the execution of this Program Agreement, Service Agent shall deliver to Bank an additional non-refundable deposit of $[***], which shall be applied to the Bank Program Expenses incurred by Bank in connection with the set-up and implementation of the Program. Other than costs incurred in connection with an audit (the costs of which are addressed elsewhere in this Program Agreement) or upon a default by Service Agent under this Agreement, Bank Program Expenses will not exceed $[***] in any year.

Section 6.2    ACH and Wire Costs. Service Agent is responsible for reimbursing Bank for ACH transfers or wire transfers at the rate of $[***] per ACH transfer and $[***] for wire transfer.

Section 6.3    Ancillary Agreements. In the event that Service Agent requests that Bank modify this Program Agreement or enter into another agreement with Service Agent or a third party with respect to the Program, then Service Agent shall be responsible for all costs and expenses reasonably incurred by Bank in connection therewith, including, without limitation, legal fees and expenses.

Section 6.4    Taxes. Each Party shall be responsible for payment of any federal, state, or local taxes or assessments associated with its own earnings and income associated with the transactions contemplated by this Program Agreement, or imposed upon it in relation to the performance of its obligations under this Program Agreement and for compliance with all filing, registration and other requirements with regard thereto.

ARTICLE VII. TERM

Section 7.1    Term. This Program Agreement shall be effective on the Effective Date and shall continue in full force and effect until February 1, 2023 (the “Initial Term”), unless otherwise terminated as provided herein. After the Initial Term, the Program Agreement shall be automatically extended for two (2) renewal periods of three (3) years each (each a “Renewal Term”), unless either Party notifies the other Party of its intent to terminate this Program Agreement at least one hundred eighty (180) days prior to the end of the Initial Term or a Renewal Term. Notwithstanding the foregoing, during any Renewal Term, Service Agent may terminate this Program Agreement by delivering written notice to Bank, in which event this Program Agreement shall terminate one year after the date of such notice. The termination of this Program Agreement shall not terminate, effect or impair any rights, obligations or liabilities of either Party hereto that may have accrued prior to such termination or that, under the terms of this Program Agreement, continue after the termination.

ARTICLE VIII. TERMINATION

Section 8.1    Termination.

(a)    Termination by Either Party. The applicable Party to this Program Agreement may terminate the Program Agreement as follows:

(i)    Event of Default. Upon occurrence and continuance of a material breach of this Program Agreement (an “Event of Default”) by Service Agent or Bank, the other Party may terminate this Program Agreement following the provision of written notice identifying the material breach and the defaulting Party’s failure to cure the same within thirty (30) days of such notice.

(ii)    Insolvency Event. Either Party has the right terminate this Program Agreement at any time upon written notice to the other Party upon the occurrence and during the continuance of an Insolvency Event affecting such other Party.

(iii)    Illegality. Either Party has the right to terminate this Program Agreement immediately upon written notice to the other Party if the board of directors (or similar) of the terminating Party has determined in good faith upon the advice of a nationally recognized law firm reasonably acceptable to the other Party that the activities of the Parties under this Program Agreement or the Program are illegal under, or prohibited by, any of the Applicable Laws, and, following a good faith effort, the Parties are unable to amend this Program Agreement and the terms of the Program in a manner that would alleviate the need for such termination, provided, however, that if the illegality or prohibition (as determined in the same manner as set forth above) is a state or local rule, either Party may only discontinue the Program in those states or localities affected by the Applicable Law without terminating this Program Agreement in its entirety for such reason.

(iv)    Regulatory Direction. Either Party has the right to terminate this Program Agreement in an Approved State upon thirty (30) days written notice to the other Party, or earlier if otherwise required by the specific Regulatory Authority for such Approved State, if such Regulatory Authority having jurisdiction over the terminating Party requires that such Party terminate this Program Agreement with respect to such Approved State; provided, however, either Party shall have the right to terminate this Program Agreement in its entirety if the FDIC, FRB, or UDFI requests that such Party terminate this Program Agreement.

(v)    Material Adverse Effect. Either Party has the right to terminate this Program Agreement upon thirty (30) days written notice to the other Party, or earlier if necessary to avoid the potential for material loss to the terminating Party, if the continuing operation of the Program will, (1) in the case of Bank, materially adversely affect the safety and soundness of Bank, or (2) in the case of Service Agent, result in an Adverse Business Operations Event, in each case as determined in good faith by the board of directors (or similar) of the terminating Party upon the advice of counsel and following a good faith effort by the Parties to amend this Program Agreement and the terms of the Program in a manner that would alleviate the need for such termination.

(vi)    Extended Force Majeure Event. Either Party has the right to terminate this Program Agreement upon thirty (30) days written notice to the other Party if a force majeure event, as set forth in Section 10.6, occurs and continues for more than ninety (90) consecutive days.

(b)    Change of Control of Service Agent. If Service Agent intends to effectuate a Change of Control, Service Agent shall provide Bank with not less than forty-five (45) days prior written notice (a “COC Notice”) of such Change of Control, which COC Notice shall include the name of the purchaser in such Change of Control. If such Change of Control is to a purchaser that the board of directors or similar governing body of Bank determines in good faith, following consultation with its counsel, Service Agent and such purchaser (to the extent Service Agent facilitates a discussion between Bank and such purchaser), that it would reasonably be expected to have a material adverse effect on the reputation or safety and soundness of Bank for Bank to do business with following such Change of Control, then Bank shall have the right to terminate this Program Agreement upon written notice of termination to Service Agent. Such written notice of termination must be delivered by Bank to Service Agent within thirty (30) days of delivery to Bank of the COC Notice and set forth in reasonable detail the rationale behind such determination. Such notice of termination shall be contingent effective on the closing of such Change of Control.

(c)    Change of Control of Bank. This Program Agreement may be terminated by Service Agent upon thirty (30) days written notice to Bank in the event that Bank effectuates a Change of Control in which the purchaser or other acquirer of such control, or any of their respective Affiliates, generates a majority of its revenue by lending to customers with median FICO scores of less than [***] or median annual income of less than $[***].

(d)    Termination by Bank. This Program Agreement may be terminated by Bank in the event that Bank requests a modification to the Program Guidelines for the reasons set forth in Section 2.3(b)(i), and Service Agent, as a result of its rights set forth in Section 2.3(b)(ii)-2.3(b)(vi), does not consent to Bank’s request for such modification.

Section 8.2    Termination of Sale Agreement. This Program Agreement may be terminated by either Party upon the effective date of the termination of the Sale Agreement.

Section 8.3    Effect of Termination. Upon the termination of this Program Agreement, Bank and Service Agent shall cooperate to wind the Program down in an orderly fashion and in accordance with any restrictions provided under the Applicable Laws. In addition, (i) Bank shall continue to originate new Loans in connection with all Applications approved prior to the termination date in accordance with this Program Agreement and the Sale Agreement, (ii) Service Agent shall cease marketing the Program and the solicitation of new Applicants, (iii) each Party shall immediately discontinue the use of the other Party’s Marks except as reasonably required to wind-down the Program, (iv) Service Agent shall be obligated to continue to purchase the Receivables from all Loans issued by Bank in accordance with this Program Agreement and the Sale Agreement, and (v) all amounts due and payable hereunder shall become due and payable, including any amounts due under Article V. Service Agent, on Bank’s behalf, shall continue to subservice Loans originated by Bank as contemplated by this Program Agreement or the Servicing Agreement except only in the event or circumstance that a Regulatory Authority expressly specifies that it is unlawful for Service Agent to subservice such Loans on Bank’s behalf. In addition, Bank’s audit and oversight rights in relation thereto will not be terminated by termination of this Program Agreement. The Parties shall cooperate in order to ensure a smooth and orderly termination of their relationship. Notwithstanding any termination hereof, the terms and conditions of this Program Agreement shall remain in place and effective to govern the relationship between the Parties solely for the purposes of subservicing any Loans of Bank existing on the termination date until such time as they are no longer owned by Bank and paying any compensation or expenses incurred prior to the termination date under Article V.

ARTICLE IX. REPRESENTATIONS AND WARRANTIES

Section 9.1    Service Agent’s Representations and Warranties. Service Agent makes the following warranties and representations to Bank, all of which shall only survive until the end of the term of this Program Agreement, including all extensions:

(a)    This Program Agreement is valid, binding and enforceable against Service Agent in accordance with its terms except (i) to the extent that such enforceability may be limited by applicable insolvency, bankruptcy reorganization, receivership, moratorium, conservatorship or other similar laws now or hereafter in effect, including the rights and obligations of receivers and conservators pursuant to 12 U.S.C. §§ 1821 (d) and (e), which may affect the enforcement of creditors’ rights in general; and (ii) to the extent that such enforceability may be limited by general principles of equity (whether considered in a suit in law or in equity).

(b)    Service Agent is duly organized, validly existing and in good standing under the laws of the state of its organization and is qualified to do business in each state in which the nature of its activities makes such qualification necessary or required, except where the failure to be so qualified would not reasonably be expected to have, either individually or in the aggregate, a material adverse effect on Service Agent’s ability to perform any of its material obligations under this Program Agreement.

(c)    Service Agent has the full power and corporate authority to execute and deliver this Program Agreement and perform all of its duties under this Program Agreement.

(d)    The execution of this Program Agreement by Service Agent and the completion of all actions required or contemplated to be taken by Service Agent hereunder are within the ordinary course of Service Agent’s business and, not prohibited by any Applicable Laws.

(e)    The provisions of this Program Agreement and the performance by Service Agent of each of its duties under this Program Agreement do not conflict with Service Agent’s organizational or governing documents, or any agreement, contract, lease, order or obligation to which Service Agent is a party or by which Service Agent is bound, including any exclusivity or other provisions of any other agreement to which Service Agent or any related entity is a party, and including any non-compete agreement or similar agreement limiting the right of Service Agent to engage in activities competitive with the business of any other party nor any regulatory or governmental authority that Service Agent is subject to, in each case, except as would not reasonably be expected to have a material adverse effect on Service Agent’s ability to perform any of its material obligations under this Program Agreement.

(f)    Except as licensed or otherwise permitted, Service Agent has not, and will not, use the intellectual property, trade secrets or other confidential business information of any third party in connection with the development of the Program Materials and Advertising Materials.

(g)    Neither Service Agent nor any principal thereof is the subject of any of the following:

(i)    Enforcement agreement, memorandum of understanding, cease and desist order, administrative penalty or similar agreement concerning the duties to be performed on behalf of Bank as set forth in this Program Agreement;

(ii)    Enforcement proceeding by the Securities Exchange Commission, state securities regulatory authority, Federal Trade Commission, any banking regulator or any other state or federal Regulatory Authority that has been finally determined in a manner materially adverse to Service Agent or such principal; or

(iii)    Restraining order, injunction, or judgment in any proceeding or lawsuit pursuant to which Service Agent or such principal has been determined to have engaged in fraudulent or deceptive practices.

For purposes of this subsection the word “principal” of Service Agent shall include (i) any Person owning or controlling 25% or more of the voting power of Service Agent, (ii) any executive-level officer or elected director of Service Agent and (iii) any Person actively participating in the control of Service Agent’s business as a whole.

(h)    There are no investigations or proceedings pending or, to the best knowledge of Service Agent, threatened against Service Agent (i) seeking to prevent the completion of any of the transactions contemplated by Service Agent pursuant to this Program Agreement (ii) asserting the invalidity or enforceability of this Program Agreement, (iii) seeking any determination or ruling that, in the reasonable judgment of Service Agent, would adversely and materially affect the performance by Service Agent of its obligations under this Program Agreement, (iv) seeking any determination or ruling that would adversely and materially affect the validity or enforceability of this Program Agreement, or (v) would have a materially adverse financial effect on Service Agent or its operations if resolved adversely to it.

(i)    Service Agent has filed when due (or received proper extensions for) all federal and state tax returns which are required to be filed by it and paid all taxes, including any assessments received by it, to the extent that such taxes have become due (other than taxes, the amount or validity of which are currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on its books), in each case, except as would not reasonably be expected to have a material adverse effect on Service Agent’s ability to perform any of its material obligations under this Program Agreement.

(j)    Service Agent has a compliance management system in place for consumer complaints filed against Service Agent with the Consumer Financial Protection Bureau that provides Service Agent with the ability to track and respond to consumer complaints and update the Consumer Financial Protection Bureau company portal within the required time period.

(k)    Service Agent has, and covenants to maintain, a disaster recovery and contingency plan consisting of policies and procedures, as well as ancillary backup capabilities and facilities (collectively, “DRP”), designed to enable Service Agent to render the services contemplated under this Program Agreement with minimal disruptions or delays in the event of any natural disaster or other unplanned interruption of services. At the request of Bank, Service Agent shall provide a current copy or summary of the DRP. Not less than once each calendar year, Service Agent shall test the operability of the DRP. Service Agent shall, upon Bank’s request, provide Bank with a summary of the results of such testing. Service Agent shall not amend the DRP in a manner that knowingly materially increases the risks of disruptions and delays of its services without the consent of Bank. Reinstating the services contemplated under this Program Agreement shall receive as high a priority as reinstating the similar services provided to Service Agent’s affiliates and other customers.

(l)    Service Agent has in full force and effect insurance in such amounts and with such terms, as set forth in the Financial Terms Letter Agreement.

(m)    All information heretofore or hereafter furnished by or on behalf of Service Agent to Bank in connection with a Loan (other than information provided by an Applicant, Borrower, or third party) is true and correct in all material respects. Service Agent shall promptly correct any incorrect or inaccurate information furnished by it (other than information provided by an Applicant, Borrower, or third party).

(n)    Service Agent shall furnish to Bank any reasonable information, documents, records or reports with respect to the Loans as Bank may from time to time request, in each case promptly in consideration of the scope of such request.

Section 9.2    Bank’s Representations and Warranties. Bank makes the following warranties and representations to Service Agent as of the Effective Date and on each date Bank funds a Loan under the Program, all of which shall only survive until the end of the term of this Program Agreement, including all extensions:

(a)    This Program Agreement is valid, binding and enforceable against Bank in accordance with its terms, except (a) to the extent that such enforceability may be limited by applicable insolvency, bankruptcy reorganization, receivership, moratorium, conservatorship or other similar laws now or hereafter in effect, including the rights and obligations of receivers and conservators pursuant to 12 U.S.C. §§ 1821 (d) and (e), which may affect the enforcement of creditors’ rights in general, and (b) to the extent that such enforceability may be limited by general principles of equity (whether considered in a suit in law or in equity), and Bank has received all necessary approvals for such purposes or is not required to obtain the approval of any Regulatory Authority or other party to enter into this Program Agreement or perform its obligations hereunder.

(b)    Bank is an FDIC-insured Utah state-chartered bank, validly existing, and in good standing under the laws of Utah and applicable federal law and is qualified to do business in each state in which the nature of its activities makes such qualification necessary or required, except where the failure to be so qualified would not reasonably be expected to have, either individually or in the aggregate, a material adverse effect on Bank’s ability to perform any of its material obligations under this Program Agreement.

(c)    Bank has the full power and authority to execute and deliver this Program Agreement and perform all of its duties and obligations hereunder.

(d)    The execution of this Program Agreement and the completion of all actions required or contemplated to be taken by Bank hereunder are within the ordinary course of Bank’s business and not prohibited by Applicable Laws.

(e)    The provisions of this Program Agreement and the performance by Bank of each of its obligations hereunder do not conflict with Bank’s Articles of Incorporation, Bylaws or any agreement, contract, lease or obligation to which Bank is a party or by which Bank is bound, including any exclusivity or other provisions of any other agreement to which Bank or any related entity is a party, and including any non-compete agreement or similar agreement limiting the right of Bank to engage in activities competitive with the business of any other party nor any regulatory or governmental authority that Bank is subject to, in each case, except as would not reasonably be expected to have a material adverse effect on Bank’s ability to perform any of its material obligations under this Program Agreement.

(f)    Bank has the authority to originate the Loans under Utah banking law in accordance with the Program Terms to the Borrowers who meet the Underwriting Requirements established in the Program Guidelines, as contemplated hereunder. The Loans will be originated and funded by Bank and will conform with Applicable Laws.

(g)    Neither Bank nor any principal thereof is the subject of any of the following:

(i)    Enforcement agreement, memorandum of understanding, cease and desist order, administrative penalty or similar agreement concerning lending matters, or participation in the affairs of a financial institution;

(ii)    Administrative or enforcement proceeding or investigation commenced by the Securities Exchange Commission, state securities regulatory authority, Federal Trade Commission, any banking regulator or any other state or federal Regulatory Authority; or

(iii)    Restraining order, decree, injunction or judgment in any proceeding or lawsuit alleging fraud or deceptive practices on the part of Bank or any principal thereof.

For purposes of this subsection the word “principal” of Bank shall include (i) any Person owning or controlling 25% or more of the voting power of Bank, (ii) any officer or director of Bank and (iii) any Person actively participating in the control of Bank’s business.

If Bank or any principal thereof has been or is the subject of any of the events listed in Subsection (g) during the term of this Program Agreement, Bank will notify Service Agent immediately. The occurrence of such event listed in this subsection constitutes an Event of Default under this Program Agreement.

(h)    There are no investigations or proceedings pending or, to the best knowledge of Bank, threatened against Bank (i) seeking to prevent the completion of any of the transactions contemplated by Bank pursuant to this Program Agreement (ii) asserting the invalidity or enforceability of this Program Agreement, (iii) seeking any determination or ruling that could reasonably be expected to adversely and materially affect the performance by Bank of its obligations under this Program Agreement, (iv) seeking any determination or ruling that, in the reasonable discretion of Bank, would adversely and materially affect the validity or enforceability of this Program Agreement, or (v) would have a materially adverse financial effect on Bank or its operations if resolved adversely to it.

(i)    Bank has filed when due (or received proper extensions) all federal and state tax returns which are required to be filed and paid all taxes, including any assessments received by it, to the extent that such taxes have become due (other than taxes, the amount or validity of which are currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on its books).

(j)    Bank shall furnish to Service Agent any reasonable information, documents, records or reports with respect to the Loans as Service Agent may from time to time request, in each case promptly in consideration of the scope of such request.

ARTICLE X. – INDEMNIFICATION AND MISCELLANEOUS

Section 10.1    Indemnification.

(a)    Indemnification by Service Agent. Except to the extent of any Losses which arise directly or indirectly from the acts or omissions of Bank or an Affiliate of Bank or by gross negligence, bad faith or willful misconduct on the part of Bank or an Affiliate of Bank, Service Agent shall indemnify and hold harmless Bank and its directors, officers, employees, agents, representatives, Affiliates and permitted assigns from and against any and all Losses to the extent arising out of (i) the failure of Service Agent to comply in any respect with any of the terms and conditions of this Program Agreement, the Sale Agreement, or the Servicing Agreement; (ii) the inaccuracy of any representation or warranty made by Service Agent in this Program Agreement, the Sale Agreement, or the Servicing Agreement; (iii) any infringement or alleged infringement by Service Agent of any of Bank’s Marks, or the use thereof hereunder; and (iv) until such time as Bank retains “Seller Retained Receivables” (as defined in the Sale Agreement), any claims arising out of Loans based on fraudulent applications submitted by a Borrower. For the avoidance of doubt, Bank hereby acknowledges and agrees that the forgoing undertaking is not and shall not be construed to be a guaranty of payment or performance by any Borrower of all or any amounts owed in relation to any Loan, nor shall be enforced in a manner that would render such undertaking the legal or economic equivalent of a guaranty by Service Agent of such payment or performance by any Borrower.

(b)    Indemnification by Bank. Except to the extent of any Losses which arise directly or indirectly from the acts or omissions of Service Agent or an Affiliate of Service Agent, or by gross negligence, bad faith or willful misconduct on the part of Service Agent or an Affiliate of Service Agent, Bank shall be liable to and shall indemnify and hold harmless Service Agent, its Affiliates and their respective directors, officers, members, managers, employees, agents, representatives, Affiliates and permitted assigns from and against any and all Losses to the extent arising out of (i) the failure of Bank to comply in any material respect with any of the terms and conditions of this Program Agreement, the Sale Agreement, or the Servicing Agreement; (ii) the inaccuracy of any representation or warranty made by Bank in this Program Agreement, the Sale Agreement, or the Servicing Agreement, and (iii) any infringement or alleged infringement by Bank of any of Service Agent’s Marks, or other Intellectual Property Rights, or the use thereof hereunder, or other breach of Section 4.4.

(c)    Losses Defined. For the purposes of Program Agreement, the Sale Agreement and the Servicing Agreement, the term “Losses” shall mean all direct damages, losses, fines, penalties, judgments, settlements and reasonable expenses and out-of-pocket costs whatsoever, including, without limitation, outside attorneys’ fees and disbursements and court costs reasonably incurred by the Indemnified Party, in connection with any judicial, administrative, or other proceeding or claim made by a third party that reasonably may be indemnifiable under this Program Agreement, the Sale Agreement, or the Servicing Agreement; provided, however, that Losses shall be calculated net of applicable insurance recoveries actually paid (but adding back deductible and copay amounts). No Party may make a claim for indemnification under this Article X until the aggregate amount of all Losses for such Party under this Agreement, the Sale Agreement or the Program Agreement is equal to at least $[***].

(d)    Notice of Claims. In the event any claim is made, any suit or action is commenced or any knowledge of a state of facts that, if not corrected, would give rise to a right of indemnification of a Party hereunder (“Indemnified Party”) by the other Party (“Indemnifying Party”) is received, the Indemnified Party will give notice to the Indemnifying Party as promptly as practicable, but, in the case of lawsuit, in no event later than the time necessary to enable the Indemnifying Party to file a timely answer to the complaint. The Indemnified Party shall make available to the Indemnifying Party and its counsel and accountants at reasonable times and for reasonable periods, during normal business hours, all books and records of the Indemnified Party relating to any such possible claim for indemnification, and each Party hereunder will render to the other such assistance as it may reasonably require of the other (at the expenses of the Party requesting assistance) in order to insure prompt and adequate defense of any suit, claim or proceeding based upon a state of facts which may give rise to a right of indemnification hereunder.

(e)    Defense and Counsel. Subject to the terms hereof, the Indemnifying Party shall have the right to defend any suit, claim, or proceeding. The Indemnifying Party shall notify the Indemnified Party within ten (10) days of having been notified pursuant to this Section 10.1 that the Indemnifying Party elects to employ counsel and assume the defense of any such suit, claim, or proceeding. The Indemnifying Party shall institute and maintain any such defense diligently and reasonably and shall keep the Indemnified Party fully advised of the status thereof. The Indemnified Party shall have the right to employ its own counsel if the Indemnified Party so elects to assume such defense, but the fees and expense of such counsel shall be at the Indemnified Party’s expenses, unless (i) the employment of such counsel shall have been authorized in writing by the Indemnifying Party; (ii) such Indemnified Party shall have reasonably concluded based upon written advice from nationally recognized outside counsel that the interests of such Parties are conflicting such that it would be inappropriate for the same counsel to represent both Parties, and in such event such reasonable fees and expenses shall be borne by the Indemnifying Party; (iii) the Indemnified Party shall have reasonably concluded based upon written advice from nationally recognized outside counsel that it is necessary to institute separate litigation, whether in the same or another court, in order to defend the claims asserted against it; and (iv) the Indemnifying Party shall not have employed counsel reasonably acceptable to the Indemnified Party to take charge of the defense of such action after electing to assume the defense thereof.

(f)    Settlement of Claims. The Indemnifying Party shall have the right to compromise and settle any suit, claim, or proceeding in the name of the Indemnified Party; provided, however, that the Indemnifying Party shall not compromise or settle a suit, claim, or proceeding (i) unless it indemnifies the Indemnified Party for all Losses arising out of or relating thereto and (ii) with respect to the portion of any suit, claim, or proceeding which seeks any non-monetary relief, without the consent of the Indemnified Party, which consent shall not unreasonably be withheld. Any final judgment or decree entered on or in, any claim, suit, or action after timely notice from the Indemnified Party allowing time to adequately respond and defend, which the Indemnifying Party did not assume the defense of in accordance herewith, shall be deemed to have been consented to by, and shall be binding upon, the Indemnifying Party as fully as if the Indemnifying Party had assumed the defense thereof and a final judgment or decree had been entered in such suit, claim, or proceeding, or with regard to such claim, by a court of competent jurisdiction for the amount of such settlement, compromise, judgment or decree. The Indemnifying Party shall be subrogated to any claims or rights of the Indemnified Party as against any other Persons with respect to any amount paid by the Indemnifying Party under this Section 10.1(f).

(g)    Indemnification Payments. Amounts owing under this Section 10.1 shall be paid promptly upon written demand for indemnification containing in reasonable detail the facts giving rise to such Losses, provided, however, that if the Indemnifying Party notifies the Indemnified Party within thirty (30) days of receipt of such demand that it disputes its obligation to indemnify, or the Losses being claimed, and the Parties are not otherwise able to reach agreement, the controversy shall be settled as described in Section 10.3.

Section 10.2    Limitation of Liability. NOTWITHSTANDING ANYTHING TO THE CONTRARY OR INCONSISTENT IN THIS PROGRAM AGREEMENT, THE SALE AGREEMENT, OR THE SERVICING AGREEMENT, BUT EXCEPT AS TO A BREACH BY A PARTY OF SECTIONS 4.4, 10.4 OR 10.5 HEREOF, NEITHER PARTY SHALL BE LIABLE TO ANY OTHER PERSON FOR ANY INDIRECT, SPECIAL, INCIDENTAL, PUNITIVE, CONSEQUENTIAL, OR EXEMPLARY DAMAGES OR LOST PROFITS (EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES) ARISING OUT OF OR IN CONNECTION WITH THIS PROGRAM AGREEMENT, THE SALE AGREEMENT, OR THE SERVICING AGREEMENT.

Section 10.3    Governing Law. This Program Agreement, the Sale Agreement and the Servicing Agreement shall be construed in accordance with the laws of the State of Utah and the obligations, rights and remedies of the Parties hereunder shall be determined in accordance with the laws of the State of Utah, except to the extent preempted by federal law, without regard to its conflicts of laws principles. Any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement shall only be brought against any of the Parties in the state or federal courts of the State of Utah, County of Salt Lake, and each of the Parties hereby consents to the exclusive jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein. Each of the Parties hereby irrevocably waives, to the fullest extent permitted by applicable law, any and all right to trial by jury in any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Servicing Agreement or the transactions contemplated hereby.

Section 10.4    Confidential Information. In performing their obligations pursuant to this Program Agreement, the Sale Agreement and the Servicing Agreement, each Party (the “Receiving Party”) may have access to and receive disclosure of certain confidential information (whether oral, written, or electronic) about or of the other Party (the “Disclosing Party”), including, without limitation, the names and addresses of the Disclosing Party’s customers or members, marketing plans and objectives, research and test results, intellectual properties, operational methods or means, computer systems, designs, sales information, sales leads, sales strategies, techniques, costs, models, pricing structure, software programs, source codes, marketing plans or methods, Service Agent’s Platform (which, for the avoidance of doubt, shall be Service Agent’s Confidential Information), and other information that is confidential and the property of the Disclosing Party (“Confidential Information”). The Parties agree that the term Confidential Information shall include this Program Agreement, the Sale Agreement, the Servicing Agreement, the Program Guidelines and the Program Materials, as the same may be amended and modified from time to time. Confidential Information shall not include (i) information that was independently developed by the Receiving Party prior to the Effective Date without use or reference to the Confidential Information and evidenced by independently verifiable records; (ii) information already known to the Receiving Party as of the Effective Date; (iii) information already generally publicly available as of the Effective Date; (iv) information that becomes generally publicly available after the Effective Date and not directly or indirectly due to some act or inaction of the Receiving Party or the Receiving Party’s agent in violation of this Program Agreement; or (v) information provided to the Receiving Party who, insofar as it is known to such party, obtained or disclosed it without breaching or encouraging another to breach a confidentiality obligation or duty. Bank and Service Agent agree that Confidential Information shall be used by each Party solely in the performance of its obligations under, or otherwise permitted under, this Program Agreement, the Sale Agreement and the Servicing Agreement. Each Party shall receive Confidential Information in confidence and shall not disclose Confidential Information to any third party, except as may be necessary to perform its obligations hereunder, to the Regulatory Authorities, as may be otherwise agreed in writing by the Party furnishing the information, or as required by any Applicable Law and Service Agent may disclose Confidential Information to any financing partner. Any Confidential Information received from the Disclosing Party shall remain the sole and exclusive property owned by the Disclosing Party, except as otherwise expressly provided in this Program Agreement. The Receiving Party will take all reasonable steps necessary to safeguard the disclosure and/or use of the Confidential Information using current industry practices, which shall in no case be less than the practices it uses to safeguard its own Confidential Information.

If a Regulatory Authority, party in a lawsuit, or court requests, directs, subpoenas or orders the disclosure by Receiving Party of the Disclosing Party’s Confidential Information or said is sought by any other legal process such as written discovery or subpoena served upon the Receiving Party in a pending lawsuit, then Receiving Party will, unless prohibited by law or regulation, promptly provide Disclosing Party written notice of such and attempt to seek additional reasonable time so that Disclosing Party has reasonable time to take appropriate action to suppress, limit, or otherwise cause protective measures to be put in place as to the Confidential Information sought, and Receiving Party will reasonably assist Disclosing Party’s efforts, at Disclosing Party’s sole expense, to protect the Confidential Information. In the event that such protective order or other remedy is not obtained, or Disclosing Party waives compliance with this Program Agreement, Receiving Party shall furnish only that portion of the Confidential Information which is legally required and shall exercise commercially reasonable efforts to obtain assurance from the party receiving it that confidential treatment will be accorded the Confidential Information. Notwithstanding the above, notice to the Disclosing Party shall not be required where disclosure is in connection with a routine audit or examination by, or blanket document request from, a governmental entity or regulatory authority in the ordinary course of its supervisory or regulatory authority and not on its face focused on the Disclosing Party. Further, the Receiving Party may disclose the Confidential Information to a court or other tribunal, subject to applicable protective measures, to assert or defend itself against a claim relating to this Program Agreement. The disclosure pursuant to this section will not cause said disclosed Confidential Information to cease to be subject to the terms of this Program Agreement nor permit Receiving Party to subsequently share or disclose said Confidential Information in a manner not allowed by this Program Agreement.

Upon request or upon any expiration or termination of this Program Agreement and/or the Sale Agreement, each Party agrees and covenants to return to the other Party and/or destroy all of the latter’s Confidential Information in the former’s possession that is in any written or other recorded form, including data stored in any computer medium (other than backup mediums not generally accessible other than by such Party’s information technology personnel), within fourteen (14) calendar days; provided, however, that a Party may retain the Confidential Information of the other Party to the extent that such Party needs access to such information to continue to perform any of its obligations hereunder or to subservice or administer Loans or otherwise perform obligations owed by such Party to another Person or pursuant to any document retention policies, or pursuant to any Applicable Laws; provided, however, that any such retained Confidential Information shall continue to be subject to and bound by the obligations and terms of this Section 10.4 regardless of the passage of time until destroyed. Upon returning or destroying the other Party’s Confidential Information as provided in this paragraph, the Party via an officer, manager, or like management position, shall provide a signed written statement certifying that the aforementioned has in fact occurred.

Section 10.5    Privacy Law Compliance; Security Breach Disclosure. Each Party agrees that it shall obtain, use, retain and share information concerning Borrowers and Applicants, including nonpublic personal information as defined under the Gramm-Leach-Bliley Act of 1999 (“Customer Information”), in strict compliance with all applicable state and federal laws and regulations concerning the privacy and confidentiality of such information, including the requirements of the federal Gramm-Leach-Bliley Act of 1999, its implementing regulations and Bank’s privacy policy, in connection with this Program Agreement. Neither Party shall disclose nor use information concerning Borrowers or Applicants other than to carry out the purposes for which such information has been disclosed to it hereunder and as otherwise permitted in this Program Agreement. Further, each Party shall require any Third Party Service Providers to maintain the confidentiality of said information by requiring that any Third Party Service Providers enter into written confidentiality with terms and conditions protecting the confidentiality of the Customer Information that are at least as stringent as those set forth in this Program Agreement. Each Party shall promptly disclose to the other Party any breaches in security affecting its operations, the identity or information regarding any Borrower or Applicant, or any breach relating to such Party’s databases or to information maintained by such Party with respect to Loans, Borrowers or Applicants. Each Party shall report to the other Party when any such material intrusion has occurred, the estimated effect of the intrusion on Bank or Service Agent, any effected Borrowers and any effected Applicants, and the specific corrective actions taken or planned to be taken by Bank or Service Agent. In addition, each Party agrees that it will not make any material changes to its security procedures and requirements affecting the performance of its obligations hereunder which would materially lessen the security of its operations or materially reduce the confidentiality of any databases and information maintained with respect to Bank, Service Agent, Borrowers, and Applicants without the prior written consent of the other Party.

Section 10.6    Force Majeure. In the event that either Party fails to perform its obligations under this Program Agreement in whole or in part as a consequence of events beyond its reasonable control (including, without limitation, acts of God, fire, explosion, public utility failure, accident, floods, embargoes, epidemics, war, terrorist acts, nuclear disaster or riot), such failure to perform shall not be considered a breach of this Program Agreement during the period of such disability. In the event of any force majeure occurrence as set forth in this Section 10.6, the disabled Party shall use commercially reasonable efforts to meet its obligations as set forth in this Program Agreement. The disabled Party shall promptly and in writing advise the other Party if it is unable to perform due to a force majeure event, the expected duration of such inability to perform and of any developments (or changes therein) that appear likely to materially affect the ability of that Party to perform any of its obligations hereunder in whole or in part.

Section 10.7    Non-Solicitation. Bank agrees that, during and for a period of one (1) year following the termination of this Program Agreement, Bank shall not, directly or indirectly, solicit for hire, or hire, any individual then employed by Service Agent or its Affiliates, or who was so employed at any time during the prior twelve (12) month period, or encourage any such person to terminate his or her employment with Service Agent or its Affiliates; provided, however, that the foregoing shall not preclude Bank from: (i) soliciting employees through, or hiring employees who respond to, general job advertisements or similar notices that are not targeted specifically at the employees of Service Agent or its Affiliates; or (ii) soliciting or hiring employees whose employment has been terminated by Service Agent or its Affiliates.

Section 10.8    Regulatory Examinations and Financial Information. Each Party agrees to submit to any examination that may be required by any Regulatory Authority with audit and examination authority over the other Party, to the fullest extent that such Regulatory Authority may require, including examination by the FDIC, FRB or the UDFI to the same extent as Bank and to the fullest extent provided by law.

Service Agent also agrees that Bank, at Service Agent’s expense, either directly or by the use of accountants or other agents or representatives, may audit, inspect and review Service Agent’s files, records and books that pertain to the Program or its duties and obligations hereunder or which such other Party may reasonably require in order to respond to any examination by or request from a Regulatory Authority, provided that such audit shall be during regular business hours and provided further with respect to any audit by Bank that is not in response to an examination or request of a Regulatory Authority such audit shall occur no more than once per year, upon thirty (30) days prior written notice. Each Party agrees to submit to the other Party such information as such Party may from time to time reasonably request in order to ascertain compliance by the submitting Party with the requirements of this Program Agreement and compliance of the Program and Third Party Service Providers retained by either Party with all Applicable Laws.

Section 10.9    Relationship of Parties; No Authority to Bind; Referrals. Bank and Service Agent agree they are independent contractors to each other in performing their respective obligations hereunder. Nothing in this Program Agreement or in the working relationship established and developed hereunder shall be deemed or is intended to be deemed, nor shall it cause, Bank and Service Agent to be treated as partners, joint ventures or otherwise as joint associates for profit. Service Agent understands and agrees that Service Agent’s name shall not appear on any Loan Document as a maker of a Loan and that Bank shall be responsible for all decisions to make or provide a Loan. Service Agent shall refer to Bank any Borrower inquiries challenging the accuracy, interpretation or legal effect of any Loan Document during the period that Bank owns the related Loan. The Parties agree that Service Agent’s responsibilities hereunder shall not constitute the “receipt” of any Loan Documents by Bank; instead, Bank shall be deemed to have received and reviewed any such Loan Documents and supporting materials only after the Loan Documents and materials have previously been received at Bank’s offices, at which time and place Bank shall decide whether to make the Loan. Service Agent shall not represent to anyone that Service Agent has the authority or power to do any of the foregoing and shall make no representations concerning Bank’s transactions except as contemplated in this Program Agreement or as Bank shall otherwise expressly authorize in writing. Bank shall not have any authority or control over any of the property interests or employees of Service Agent. Without limitation of the foregoing, Bank and Service Agent intend, and they agree to undertake such action as may be necessary or advisable to ensure, that: (i) the Program complies with federal-law guidelines regarding outsourcing of bank-related activities, installment loans, bank supervision and control and safety and soundness procedures; (ii) Bank is the lender under applicable federal-law standards and is authorized to export its home-state interest rates and matters material to the rate under 12 U.S.C.A. §1831d; and (iii) all activities related to the marketing and origination of a Loan are made by or on behalf of Bank as disclosed principal for any relevant regulatory, agency law and contract-law purposes. No Party has agreed to pay any fee or commission to any agent, broker, finder, or other Person for or on account of such Person’s services rendered in connection with this Program Agreement that would give rise to any valid claim against any other party for any commission, finder’s fee or like payment.

Section 10.10    Severability. In the event that any part of this Program Agreement is ruled by a court, Regulatory Authority or other public or private tribunal of competent jurisdiction to be invalid or unenforceable, such provision shall be deemed to have been omitted from this Program Agreement. The remainder of this Program Agreement shall remain in full force and effect, and shall be modified to any extent necessary to give such force and effect to the remaining provisions, but only to such extent. In addition, if the operation of the Program or the compliance by a Party with its obligations set forth herein causes or results in a violation of any Applicable Laws, the Parties agree to negotiate in good faith to modify the Program or this Program Agreement as necessary in order to permit the Parties to continue the Program in full compliance with Applicable Laws.

Section 10.11    Successors and Third Parties. This Program Agreement and the rights and obligations hereunder shall bind and inure to the benefit of the Parties hereto and their permitted successors and assigns. The rights and benefits hereunder are specific to the Parties and shall not be delegated or assigned without the prior written consent of the other Party, which shall not be unreasonably withheld, delayed, or conditioned. Nothing in this Program Agreement is intended to create or grant any right, privilege or other benefit to or for any Person or entity other than the Parties hereto. Notwithstanding the foregoing, either Party may assign this Program Agreement and its rights hereunder without the other Party’s consent to any purchaser or acquirer of such Party or any successor to such Party by reason of any merger, consolidation or sale of assets, and may delegate its responsibilities and assign its rights hereunder in its discretion to an Affiliate, provided in each case such party or delegate assumes all of the Party’s duties and obligations hereunder.

Section 10.12    Notices. All notices, requests and approvals required or permitted by this Program Agreement shall be in writing and addressed/directed to the other Party at the address/electronic mail (email) address below or at such other address/email address of which the notifying Party hereafter receives notice in conformity with this Section. All such notices, requests and approvals shall be deemed given either (i) when personally delivered; (ii) if sent by mail, in which event it shall be sent certified mail, postage prepaid, return receipt requested, upon delivery thereof to, or refusal of delivery by, the addressee; (iii), if sent by email, upon delivery thereof to the email address; or (iv) nationally recognized overnight delivery, upon delivery thereof to, or refusal of delivery by, the addressee. The addresses and email addresses of the Parties are as follows:

To Bank:	FinWise Bank
820 East 9400 South
Sandy, UT 84094
Attention: [***]

and

FinWise Bank
626 RXR Plaza, Suite 600
Uniondale, NY 11553
Attention: [***]

To Service Agent:	Opportunity Financial LLC
130 E Randolph Street, Suite 3400
Chicago, IL 60601
Attention: [***]

With a copy (which shall not	Greenberg Traurig, P.A.
constitute notice) to:	333 SE 2nd Avenue, Suite 4400
Miami, FL 33131
Attention: Joshua Samek, Esq.
Email:

Section 10.13    Waiver; Amendments. Neither Party shall be deemed to have waived any of its rights, powers, or remedies hereunder except in an express writing signed by an authorized agent or representative of the Party to be charged. This Program Agreement may only be amended by written document executed by both Parties.

Section 10.14    Counterparts. This Program Agreement may be executed and delivered by the Parties hereto in any number of counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument, and PDF copies of said documents and signatures therein will be deemed originals.

Section 10.15    Specific Performance. Certain rights which are subject to this Program Agreement are unique and are of such a nature as to be inherently difficult or impossible to value monetarily. In the event of a breach of this Program Agreement by either Party, an action at law for damages or other remedies at law may be inadequate to protect the unique rights and interests of the Parties. Accordingly, the terms of this Program Agreement may be enforceable in a court of equity by a decree of specific performance or injunction. Such remedies shall, however, be cumulative and not be exclusive and shall be in addition to any other remedy which the Parties may have.

Section 10.16    Further Assurances. From time to time, the Parties will execute and deliver to the other such additional documents and will provide such additional information as either may reasonably require to carry out the terms of this Program Agreement.

Section 10.17    Entire Program Agreement. This Program Agreement, and the documents executed and delivered pursuant hereto or referenced herein, constitute the entire agreement between the Parties. This Program Agreement, and the documents executed and delivered pursuant hereto or referenced herein, shall supersede and merge all prior communications, representations or agreements, either oral or written, between the Parties hereto with respect to the subject matter hereof, except where survival of prior written agreements is expressly provided for herein.

Section 10.18    Restriction on Use of Certain Information. Bank hereby agrees not to use, disclose, sell, or transfer any list of Borrowers or Applicants derived from the Program, without the prior written consent of Service Agent, which may be withheld for any or no reason, except as required by Bank to comply with Applicable Laws.

Section 10.19    Survival. Notwithstanding anything to the contrary herein, the terms of Sections 9.1(c), 9.1(m) and 9.1(n) (Representations and Warranties of Service Agent), 9.2(c). 9.2(f), and 9.2(j) (Representations and Warranties of Bank), Section 8.3 (Effect of Termination), Article X (Indemnification and Miscellaneous), and such other provisions of this Program Agreement that expressly provide for survival, shall survive the termination or expiration of this Program Agreement.

Section 10.20    Headings. Captions and headings in this Program Agreement are for convenience only, and are not to be deemed part of this Program Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have entered into this Program Agreement as of the date set forth above.

BANK:

FINWISE BANK

By:	/s/ David Tilis
	Its	VP

SERVICE AGENT:

OPPORTUNITY FINANCIAL, LLC

By:	/s/ Jared Kaplan
	Its	President & CEO

[Signature page to Loan Program Agreement]

SCHEDULE 1

“ACH” means the automated clearinghouse operating under the Federal Reserve System.

“Adverse Business Operations Event” means an event that will cause Service Agent to become insolvent or unable to continue to provide services under this Program Agreement without an adverse material consequence to Service Agent, and such event resulted from (i) a legal proceeding or investigation against Bank, (ii) a default by Bank under any material agreement that will adversely affect Bank’s ability to perform its duties and obligations under this Program Agreement, (iii) any action or inaction by Bank that results in a material violation of any Applicable Law, which violation may adversely affect this Program, or (iv) a Program modification contemplated by Section 2.3.

“Advertising Materials” means all materials and methods used by Service Agent in the performance of its marketing services under this Program Agreement, including, without limitation, advertisements, direct mail pieces, brochures, website materials and any other similar materials.

“Affiliate” of a Person means a Person in Control of that Person, a Person Controlled by that Person or a Person under common Control with that Person.

“Applicable Laws” means all local, state, and federal laws, statutes, ordinances, regulations and orders, together with all rules and guidelines established by self-regulatory organizations, such as the National Automated Clearing House Association (NACHA), or government sponsored entities, applicable to the acts of Bank, Service Agent, or a Third Party Service Provider as they relate to the Program or a Party’s performance of their obligations under this Program Agreement; any order, decision, or injunction of any court, tribunal, or arbitration panel issued with respect to Bank, Service Agent or a Third Party Service Provider in connection with this Program Agreement; and any regulations, policy statements, and any similar pronouncement of a Regulatory Authority applicable to the acts of Bank, Service Agent or a Third Party Service Provider as they relate to the Program or a Party’s performance of their obligations under this Program Agreement.

“Applicant” means a prospective Borrower.

“Application” means the paper document or electronic application by which an Applicant applies for a Loan.

“Approved States” means the states or other geographic locations agreed upon by the Parties from time to time and in which Bank is licensed or exempt from licensing applicable to the origination of Loans as contemplated under this Program Agreement. As of the date Effective Date, the Approved States are as set forth on Exhibit A hereto.

“Bank Program Expenses” means the reasonable costs and expenses incurred by Bank in connection with this Program Agreement and Bank’s performance under the Program, including legal fees and expenses, except with respect to any fees and expenses incurred in connection with Section 10.1 of this Program Agreement. Bank Program Expenses include Bank’s reasonable out-of-pocket expenses associated with the establishment of the Program prior to the execution

Schedule 1-1

of this Program Agreement and the administration and enforcement of this Program Agreement, which shall include, without limitation, all costs and expenses incurred in connection with periodic site visits, including travel and lodging. The expenses with respect to the foregoing site visits shall not exceed $[***] per year. Bank Program Expenses expressly does not include Bank’s costs and expenses related to reviewing Advertising Materials and Applications and Bank’s costs and expenses related to approval of Loans.

“Borrower Account” means a line of credit for a Borrower established by Bank pursuant to the Program.

“Borrowers” mean those Applicants and other Persons who are obligors with respect to the Loans.

“Business Day” means any day other than Saturday, Sunday and any day which is a legal holiday under the laws of the State of New York or the State of Utah or any day on which a bank located in the State of New York or the State of Utah is authorized or permitted to close for business.

“Change of Control” means the occurrence of any of the following events occurring after the Effective Date: (1) a Person or group (other than a Person or group, of Affiliate thereof, owning more than ten percent (10%) of the total voting power of the relevant Party as of the Effective Date) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934 (except that a Person or group shall be deemed to own all securities it has the right to acquire)), directly or indirectly, of more than fifty percent (50%) of the total voting power of the relevant Party; (2) the relevant Party merges, consolidates, acquires, is acquired by, or otherwise combines with any other Person in a transaction in which said Party is not the surviving entity or which constitutes a “merger of equals”, it being understood that a Party shall not be considered the “surviving entity” of a transaction if either (a) the members of the board of directors of said Party immediately prior to the transaction constitute less than a majority of the members of the board of directors of the ultimate parent entity of the entity surviving or resulting from the transaction or (b) the Persons who were beneficial owners of the outstanding voting securities of said Party immediately prior to the transaction beneficially own less than fifty percent (50%) of the total voting power of the ultimate parent entity of the entity surviving or resulting from the transaction, or (3) the relevant Party sells all or substantially all of its assets to a Person that is not an Affiliate of said Party. In addition, an initial public offering shall not be deemed to constitute a Change of Control.

“Commencement Date” means the earlier of (i) the first day upon which Bank funds a Loan under this Program Agreement or (ii) February 1, 2018.

“Competing Program” shall have the definition ascribed to such term in Section 2.4 herein.

“COC Notice” shall have the definition ascribed to such term in Section 8.1(b) herein.

“Control” means possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, or otherwise.

Schedule 1-2

“Customer Information” shall have the definition ascribed to such term in Section 10.5 herein.

“FDIC” means the Federal Deposit Insurance Corporation.

“Financial Terms Letter Agreement” means that certain agreement between Bank and Service Agent, of even date herewith, pursuant to which Bank and Service Agent have agreed to certain economic terms related to the Program Agreement.

“FRB” means the Federal Reserve Bank.

“Funding Statement” means the statement prepared by Service Agent for the date on which each Loan is initially funded by Bank that contains (i) a list of all Applicants who appear to meet the eligibility criteria set forth in the Program Guidelines, for whom Bank is requested to make a credit decision, and if approved, establish Borrower Accounts and make Loan Advances; and (ii) the computation of the Loan Advances and all information necessary for the disbursements of Loan Advances; and (iii) such other information as shall be reasonably requested by Bank and mutually agreed to by the Parties.

“GAAP” means generally accepted accounting principles as in effect from time to time in the United States of America.

“Initial Term” shall have the definition ascribed to such term in Section 7.1 herein.

“Insolvency Event” means, with respect to either Party: (i) a case or other proceeding shall be commenced, without the application or consent of such Party, in any court, seeking the liquidation, reorganization, debt arrangement, dissolution, winding up, examinership or composition or readjustment of debts of such Party, the appointment of a trustee, receiver, custodian, liquidator, examiner, assignee, sequestrator or the like for such Party or all or substantially all of its assets, or any similar action with respect to such Party under any law relating to bankruptcy, insolvency, reorganization, winding up, examinership or composition or adjustment of debts and such case or proceeding shall remain undismissed or unstayed for a period of sixty (60) days; or an order for relief in respect of such Party shall be entered in an involuntary case under the federal bankruptcy laws or other similar laws now or hereafter in effect; or (ii) such Party shall commence a voluntary case or other proceeding under any applicable bankruptcy, insolvency, reorganization, debt arrangement, dissolution or other similar law now or hereafter in effect, or shall consent to the appointment of or taking possession by a receiver, liquidator, assignee, trustee, custodian, sequestrator (or other similar official) for such Party or for any substantial part of its property, or shall make any general assignment for the benefit of creditors, or shall fail to, or admit in writing its inability to, pay its debts generally as they become due, or, if a corporation or similar entity, its board of directors shall vote to implement any of the foregoing.

“Intellectual Property Rights” shall mean any invention, whether patentable or otherwise, copyright, Marks, trade secret or patent rights and any United States or foreign registrations or letters patent or applications for any of the foregoing including any renewals, extensions, divisionals, continuations, continuations-in-part or reissues thereof and any reexamination certificates relating thereto. It is understood that Intellectual Property Rights belonging to Service Agent shall not include any Marks of Bank.

Schedule 1-3

“Loan” means a loan made by Bank to a Borrower under the Program.

“Loan Advance” means an extension of credit pursuant to a Loan.

“Loan Agreement” means the agreement between Bank and a Borrower containing the terms and conditions of a Loan, as may be amended, modified, or otherwise changed from time to time.

“Loan Documents” mean, collectively, with respect to any Loan, the Loan Agreement, Application and any other documents signed by Borrowers in connection with a Loan.

“Loan Products” means Bank’s closed-end, unsecured loan products that meet the Program Terms and are made available to Applicants by Bank under the Program.

“Losses” shall have the definition ascribed to such term in Section 10.1(c) herein.

“Marks” means the trademarks including registered and common law trademarks, trade names, service marks, logos, domain names and designations.

“Party” means either Service Agent or Bank and “Parties” means Service Agent and Bank.

“Program” means the lending program established in accordance with and subject to the terms and conditions of this Program Agreement for which: (i) Service Agent provides marketing and administrative services, on behalf of Bank; (ii) Service Agent performs subservicing of Loans; and (iii) Bank underwrites, approves and originates such Loans pursuant to this Program Agreement and the Program Guidelines.

“Program Guidelines” means those guidelines established by Bank for the administration of the Program, as modified, supplemented, or amended from time to time as provided in Section 2.3. The Program Guidelines include, without limitation, the Program Terms, as set forth on Exhibit A attached hereto, and the Underwriting Requirements, as set forth on Exhibit A attached to the Program Guidelines.

“Program Materials” means all Loan Documents and all other documents and materials used with Borrowers in connection with the performance of the Parties’ obligations under this Program Agreement, including without limitation Loan Agreements, Applications, disclosures required by Applicable Laws, collection materials, and the like, but excluding Advertising Materials.

“Program Terms” shall have the definition ascribed to such term in Section 2.2 herein.

“Receivables” has the meaning provided in the applicable Sale Agreement.

Schedule 1-4

“Regulatory Authorities” includes the Utah Department of Financial Institutions (UDFI), the FDIC, the Consumer Financial Protection Bureau, the Federal Reserve Bank (FRB) and any local, state or federal regulatory authority that currently has, or may in the future have, jurisdiction or exercising regulatory or similar oversight with respect to Bank, Service Agent or Third Party Service Providers (except that nothing herein shall be deemed to constitute an acknowledgement by Bank that any Regulatory Authority other than the UDFI, the FDIC and the FRB has jurisdiction or exercises regulatory or similar oversight with respect to Bank).

“Renewal Term” shall have the definition ascribed to such term in Section 7.1 herein.

“Sale Agreement” means that certain Loan Receivables Sale Agreement between Bank, Service Agent and the other parties thereto, pursuant to which Receivables are sold by Bank to one or more purchasers.

“Security” has the meaning provided in the applicable Sale Agreement.

“Service Agent’s Platform” means the technology, including all computer software, proprietary system information, know-how, and other technology and information, together with all related documentation developed and owned or licensed by Service Agent in connection with the Program, including the website administered by Service Agent, and any and all future versions thereof, and any and all enhancements, upgrades, modifications and improvements thereto and derivative works thereof and all Intellectual Property Rights therein.

“Servicing Agreement” means the Servicing Agreement by and among Bank, as owner of Loans and Seller Retained Receives and as servicer, Service Agent, as subservicer, and the other parties thereto.

“Servicing Fee” has the meaning provided in the Servicing Agreement.

“Third Party Service Provider” means any contractor or service provider retained by Bank or Service Agent, or retained by any party directly or indirectly retained by Bank or Service Agent, who provides or renders services to Bank or Service Agent, as applicable, in connection with the Program.

“Underwriting Requirements” means the underwriting requirements of Bank as set forth in the Program Guidelines.

Section 1.2 Construction. Unless the context otherwise clearly indicates:

(a) Words used in the singular include the plural and words in the plural include the singular;

(b) All references to the masculine gender shall include the feminine gender (and vice versa);

(c) All references to “include,” “includes,” or “including” shall be deemed to be followed by the words “without limitation”;

Schedule 1-5

(d) References to any law or regulation refer to that law or regulation as amended from time to time and include any successor law or regulation;

(e) References to “dollars” or “$” shall be to United States dollars unless otherwise specified herein; and

(f) Unless otherwise specified, all references to days, months, or years shall be deemed to be proceeded by the word “calendar”.

Schedule 1-6